UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 3)*


                           ORASURE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, $.000001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   68554V 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68554V 10 8                  13G                    Page 2 of 14 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,230,754
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,230,754
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,230,754
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                  13G                    Page 3 of 14 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,230,754
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,230,754
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,230,754
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                  13G                    Page 4 of 14 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           14,814
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,230,754
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         14,814
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,230,754
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,245,568
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                  13G                    Page 5 of 14 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Harold R. Werner
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           17,314
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,230,754
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         17,314
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,230,754
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,248,068
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                  13G                    Page 6 of 14 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Crouse
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           139,747
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,230,754
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         139,747
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,230,754
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,370,501
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                  13G                    Page 7 of 14 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  John W. Littlechild
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           18,103
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,230,754
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         18,103
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,230,754
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,256,747(1)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
----------

(1) Includes (i) 3,945 shares of the Common Stock held by the S.G. Littlechild Trust (the "SG Trust"). Mr. Littlechild's wife is the Trustee of the SG Trust. Mr. Littlechild may be deemed to beneficially own those Shares owned by the SG Trust. Mr. Littlechild disclaims beneficial ownership of those shares owned by the SG Trust; and (ii) 3,945 shares of the Common Stock held by the L.J. Littlechild Trust (the "LJ Trust"). Mr. Littlechild's wife is the Trustee of the LJ Trust. Mr. Littlechild may be deemed to beneficially own those Shares owned by the LJ Trust. Mr. Littlechild disclaims beneficial ownership of those shares owned by the LJ Trust.

CUSIP No. 68554V 10 8                  13G                    Page 8 of 14 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Christopher Mirabelli, Ph.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,679
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,230,754
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,679
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,230,754
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,232,433
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                  13G                    Page 9 of 14 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Augustine Lawlor
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           840
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,230,754
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         840
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,230,754
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,231,594
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                  13G                   Page 10 of 14 Pages

Item 1(a).  Name of Issuer:

                           Orasure Technologies, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           150 Webster Street
                           Bethlehem, PA  18015

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them(2).

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The business address for HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                  HCV V, and HCP V are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  Common Stock par value $.000001 (the "Shares")
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                  68554V 10 8

            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

----------
(2) Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are general partners of HCP V, the general partner of HCV V, the record holder of the Issuer's Common Stock reported hereto.

CUSIP No. 68554V 10 8                  13G                   Page 11 of 14 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                  As of December 31, 2003: HCV V and HCP V beneficially owned 1,230,754 Shares; Dr. Cavanaugh beneficially owned 1,245,568 Shares; Mr. Werner beneficially owned 1,248,068 Shares; Mr. Crouse beneficially owned 1,370,501 Shares, consisting of 1,250,501 Shares and options to purchase 120,000 Shares of the Issuer's Common Stock; Mr. Littlechild beneficially owned 1,256,747 Shares of the Issuer's Common Stock, which includes 3,945 owned by the SG Trust and 3,945 Shares owned by the LJ Trust (together, the "Trusts"). Mr. Littlechild's wife is the Trustee of these Trusts and Mr. Littlechild disclaims beneficial ownership of those Shares owned by the Trusts; Dr. Mirabelli beneficially owned 1,232,433 Shares; and Mr. Lawlor beneficially owned 1,231,594 Shares.
            --------------------------------------------------------------------

     (b)  Percent of class:

                  As of December 31, 2003: the 1,230,754 Shares beneficially owned by HCV V and HCP V constituted 2.8% of the Shares outstanding; the 1,245,568 Shares beneficially owned by Dr. Cavanaugh constituted 2.8% of the Shares outstanding; the 1,248,068 Shares beneficially owned by Mr. Werner constituted 2.8% of the Shares outstanding; the 1,370,501 Shares beneficially owned by Mr. Crouse constituted 3.1% of the Shares outstanding; the 1,256,747 Shares beneficially owned by Mr. Littlechild (including those Shares owned by the Trusts) constituted 2.9% of the Shares outstanding; the 1,232,433 Shares beneficially owned by Dr. Mirabelli constituted 2.8% of the Shares outstanding; and the 1,231,594 Shares beneficially owned by Mr. Lawlor constituted 2.8% of the Shares outstanding.
            --------------------------------------------------------------------

CUSIP No. 68554V 10 8                  13G                   Page 12 of 14 Pages

(c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                  Dr. Cavanaugh has the sole power to vote or direct the vote as to the 14,814 Shares beneficially owned by him.

                  Mr. Werner has the sole power to vote or direct the vote as to the 17,314 Shares beneficially owned by him.

                  Mr. Crouse has the sole power to vote or direct the vote as to the 139,747 Shares beneficially owned by him.

                  Mr. Littlechild has the sole power to vote or direct the vote as to the 18,103 Shares beneficially owned by him.

                  Dr. Mirabelli has the sole power to vote or direct the vote as to the 1,679 Shares beneficially owned by him.

                  Mr. Lawlor has the sole power to vote or direct the vote as to the 840 Shares beneficially owned by him.

          (ii)  Shared power to vote or to direct the vote:

                  HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of the 1,230,754 Shares owned by HCV V.


          (iii) Sole power to dispose or to direct the disposition of:

                  Dr. Cavanaugh has the sole power to dispose of or to direct the disposition of the 14,814 Shares beneficially owned by him.

                  Mr. Werner has the sole power to dispose of or to direct the disposition of the 17,314 Shares beneficially owned by him.

                  Mr. Crouse has the sole power to dispose of or to direct the disposition of the 139,747 Shares beneficially owned by him.

                  Mr. Littlechild has the sole power to dispose of or to direct the disposition of the 18,103 Shares beneficially owned by him.

                  Dr. Mirabelli has the sole power to dispose of or to direct the disposition of the 1,679 Shares beneficially owned by him.

                  Mr. Lawlor has the sole power to dispose of or to direct the disposition of the 840 Shares beneficially owned by him.

          (iv)  Shared power to dispose or to direct the disposition of:

                  HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of the 1,230,754 Shares owned by HCV V.

CUSIP No. 68554V 10 8                  13G                   Page 13 of 14 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 10. Certifications. By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2004         HealthCare Ventures V, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners V, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners V, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner


February 17, 2004         /s/ James H. Cavanaugh, Ph.D
Princeton, New Jersey     -----------------------------------------------
                                   James H. Cavanaugh, Ph.D

February 17, 2004         /s/ Harold Werner
Princeton, New Jersey     -----------------------------------------------
                                   Harold Werner

February 17, 2004         /s/ William Crouse
Princeton, New Jersey     -----------------------------------------------
                                   William Crouse

February 17, 2004         /s/ John W. Littlechild
Cambridge, Massachusetts  -----------------------------------------------
                                   John W. Littlechild

February 17, 2004         /s/ Christopher Mirabelli, Ph.D.
Cambridge, Massachusetts  -----------------------------------------------
                                   Christopher Mirabelli, Ph.D.

February 17, 2004         /s/  Augustine Lawlor
Cambridge, Massachusetts  -----------------------------------------------
                                   Augustine Lawlor

                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Orasure Technologies, Inc. Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

February 17, 2004         HealthCare Ventures V, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners V, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners V, L.P.
Princeton, New Jersey

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                       Jeffrey Steinberg, Administrative Partner


February 17, 2004         /s/ James H. Cavanaugh, Ph.D
Princeton, New Jersey     -----------------------------------------------
                                   James H. Cavanaugh, Ph.D

February 17, 2004         /s/ Harold Werner
Princeton, New Jersey     -----------------------------------------------
                                   Harold Werner

February 17, 2004         /s/ William Crouse
Princeton, New Jersey     -----------------------------------------------
                                   William Crouse

February 17, 2004         /s/ John W. Littlechild
Cambridge, Massachusetts  -----------------------------------------------
                                   John W. Littlechild

February 17, 2004         /s/ Christopher Mirabelli, Ph.D.
Cambridge, Massachusetts  -----------------------------------------------
                                   Christopher Mirabelli, Ph.D.

February 17, 2004         /s/  Augustine Lawlor
Cambridge, Massachusetts  -----------------------------------------------
                                   Augustine Lawlor

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).